HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS PRELIMINARY OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2007

RED BANK, NJ, May 4, 2007 – Hovnanian Enterprises, Inc. (NYSE: HOV) today announced preliminary operating results for the second quarter ended April 30, 2007. The Company delivered 3,196 homes during its second quarter, a decrease of 30% from the same quarter a year ago, excluding 275 homes in unconsolidated joint ventures.

Prior to the effect of land-related charges, the Company expects to report a net loss for the second quarter of fiscal 2007 of approximately $0.30 per common share, below the Company’s prior guidance of a net loss between $0.05 to $0.20 per common share.

The Company expects to incur approximately $15 million to $20 million of pretax charges related to land impairment and write-offs of predevelopment costs and land deposits in the second quarter. After the effect of land-related charges, the Company expects to report a net loss for the second quarter of $0.45 to $0.50 per common share. These results are preliminary and the Company is still completing its review of financial results and impairment charges.

Net contracts for the quarter were 3,116, a decrease of 21% from last year's second quarter, excluding 202 net contracts for unconsolidated joint ventures. Cancellations for the second quarter were 32% of gross contracts, a decrease from a rate of 36% reported in the first quarter of 2007. Excluding the Company’s operations in Fort Myers-Cape Coral, which continued to experience exceptionally high cancellations, net contracts in the second quarter decreased 17% and the cancellation rate was 30%.

These contract results reflect a continued challenging operating environment in most of the Company’s markets, which were exacerbated by recent problems in the sub-prime mortgage market. The adverse publicity surrounding the sub-prime market has further damaged home buyers’ psychology, resulting in decreased demand and leading to continued use of sales incentives. As a result of this challenging operating environment, consolidated net contracts in March and April declined approximately 30% from the prior year, as compared to a 3% year-over-year increase in February, which was previously reported.

The Company expects to finalize and release results for the second quarter ended April 30, 2007 after the close of the New York Stock Exchange on Thursday, May 31, 2007. The Company will webcast its second quarter earnings conference call at 11:00 a.m. ET on Friday, June 1, 2007. In conjunction with its earnings release, the Company expects to update its 2007 guidance to reflect the charges and operating results for the first half of the year and its expectations for the remaining quarters of the year.

The Company is providing preliminary second quarter 2007 operating results in anticipation of upcoming investor meetings. Hovnanian’s senior management will present at the UBS 2007 Leveraged Finance Conference on Thursday, May 10, 2007 at 10:45 a.m. ET and at the Sixth Annual JMP Securities Research Conference on Monday, May 21, 2007 at 12:30 p.m. ET. The presentations will be webcast live through the "Investor Relations" section of Hovnanian Enterprises' Web site at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2006 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America's largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA's 14 member companies build one out of every five homes in the United States.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2006.

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